EXHIBIT 99

Peoples Energy Corporation

Conference Call Script

3rd Quarter - Fiscal 2003

Operator: Good morning. My name is (Andrea) and I will be your conference facilitator today.

At this time I would like to welcome everyone to the Peoples Energy Third Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Patrick, you may begin your conference.

Tom Patrick: Thank you, Andrea, and good morning, I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, Doug Ruschau, Vice President of Finance, and MaryAnn Wall, our Manager of Investor Relations.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the company's press release or in its SEC filings.

Today we'll be reviewing with you our third quarter and fiscal year-to-date results and commenting on the outlook for the remainder of fiscal 2003. The format will be the same as in the past. I'll begin with some general remarks, and will then turn the call over to Tom Nardi, who will discuss our financial results in more detail. I'll then wrap things up with some final comments and we'll open the line up to take your questions.

Earlier this morning we announced third quarter earnings per diluted share of $0.22, an increase of $0.18 per share over the same quarter a year ago. On a fiscal year-to-date basis, earnings per diluted share were $2.85, a 16% or $0.39 per share improvement over the same period last year.

The increase in the current quarter versus last year reflects 60% higher operating results from our diversified energy businesses, as well as the impact of last year's $17.0 million charge to increase the reserve for uncollectible accounts in our Gas Distribution business.

On a fiscal year-to-date basis, a near doubling of the operating income contribution of our diversified energy businesses, lower interest expense, and colder weather in the Gas Distribution business are helping to overcome lower pension credits.

I'll now provide a brief recap of operating highlights for the quarter and update you on a couple of outstanding issues.

    In Gas Distribution, due to much higher gas prices and colder weather over the past winter, our utilities are dealing again with higher receivables and the risk of increased bad debt.

We continue to address this issue aggressively, as we have over the past two years. We have instituted a number of key initiatives in both our credit and collection activities and bill affordability to improve our collection performance. We are especially pleased that our utility gas price hedging program will reduce customer bills this fiscal year by up to $150 million, making a major impact on affordability with a commensurate reduction in bad debt risk. From a process standpoint, we continue to monitor and adjust our provision to better assure adequate coverage of potential bad debt.

    As we have said before, our Oil and Gas production segment provides a partial hedge to our core distribution business as has certainly been exhibited this year due to higher oil and gas commodity prices. In addition to the positive impact of prices, the Oil and Gas segment has grown production in excess of 30% over last year's levels. Acquisitions of producing properties account for approximately 55% of the volume increase.

Our most recent acquisition closed in late April as we increased our position in the Corpus Christi West Field in Texas by purchasing additional interests from Royal Production for $9.0 million. This purchase added more than two million cubic feet equivalent per day of net production at the time of acquisition. Our knowledge of the field and having operations in the area have allowed us to easily assume operations and integrate this property into our existing asset base.

Our drilling program is another key to the improved performance this year. Production increases from this program have not only offset normal production decline but have accounted for about 45% of the increase in production from the prior year.

In summary, this business remains on track to nearly double its operating earnings contribution compared to last year, benefiting from high prices, timely acquisitions and the continued success of the drilling program.
    Our Retail Energy Services segment recently entered into an agreement to become the natural gas provider for the State of Illinois. Under the agreement, Peoples Energy Services will provide nearly 3 Bcf of natural gas to State of Illinois facilities resulting in a 5% increase in total natural gas volume.

Let me also comment on the status of two matters that have been of interest to the investment community.
    First, in regard to the ongoing Peoples Gas 2001 gas charge reconciliation case, the procedural schedule for the case has slipped somewhat, as parties have requested additional time for preparation of testimony.

    Also, the status of Aquila regarding its power capacity agreements with Elwood Energy LLC remains unchanged. While Aquila has held confidential discussions with the Elwood partnership regarding its contract, Aquila continues to honor the contract. In addition, as we have previously reported, Aquila has posted and maintained security for 12 months of capacity payments.

And with that I will turn things over now to Tom Nardi.

Tom Nardi: Thanks, Tom. Peoples Energy today reported third quarter net income of $8.0 million, or $0.22 per share, compared with $1.3 million or $0.04 per share in the year ago period. On a year-to-date basis, net income was $102.5 million, or $2.85 per share, compared to $87.3 million or $2.46 per share a year ago. Operating income increased by $12.8 million for the quarter and $27.9 million year-to-date versus last year.

I'll begin with a brief recap of the major factors causing the year-to-year variations on a consolidated basis, after which I'll review results by individual segment. The $12.8 million increase in operating income for the quarter was impacted by two adjustments to the reserve for uncollectible accounts in our Gas Distribution business - a $17.0 million increase in the fiscal 2002 third quarter, and a $5.0 million increase to the reserve in the current year third quarter, which I'll discuss in a moment. Before the impact of those two adjustments, quarter over quarter results were essentially flat. Much higher operating income from our diversified energy businesses and the impact of a reduction to the utility revenue tax accruals were offset by lower pension credits, lower utility margin, and higher corporate expenses due to the impact on equity compensation expenses of a higher Peoples Energy stock price as of June 30, 2003.

For the year-to-date period, the $27.9 million positive variation in operating income is due primarily to a $19.0 million improvement in operating results from our diversified energy businesses as well as colder weather in Gas Distribution and a reduction in the utility tax accrual, partially offset by significantly lower pension credits.

I'll now discuss our results on a segment-by-segment basis, beginning with our core gas distribution business.

    Gas distribution operating income increased $10.7 million for the quarter and $5.7 million on a fiscal year-to-date basis compared to the year-ago periods. There are several major factors influencing these variations.

While not significant for the quarter, a return to more normal weather in Chicago has been the largest positive factor impacting year-to-date results. Although weather has only been about 4% colder than normal for the year, it has been almost 18% colder than last year. As a result, gas deliveries are up 11% on a fiscal year-to-date basis, which has favorably impacted operating income by about $21.0 million, net of last year's weather insurance accruals. Gas deliveries were down about 5 Bcf in the third quarter versus last year primarily due to a decline in customers resulting from a more aggressive disconnection program and customer conservation.

A second major factor influencing Gas Distribution results has been higher than anticipated bad debt expense. As I noted earlier, the reserve for uncollectibles was increased by $5.0 million in the current quarter. This charge is in addition to the first quarter increase to the ongoing provision rate from 2% to 2.5% of revenues.

For the first nine months of fiscal 2003, bad debt expense has totaled $37.7 million, up about $0.9 million from last year and well above our original projections for the year. For the full fiscal year, we now estimate that bad debt expense will be about $41.0 million, compared with last year's total of $43.0 million.

Overall, our cash collections have been strong and total receivables declined $177 million from March 31, 2003 levels ($440MM to $263MM). While the aging of receivables typically deteriorates over the summer months, it is vastly improved over fiscal 2001 when we last experienced a run-up in customer bills due to colder weather and higher prices. At June 30, $90 million of accounts receivable were 90 days or older versus $210 million two years ago. Thus, we head into fiscal 2004 with a more healthy reserve-it now stands at 34% of receivables 90 days and older compared to only 21% two years ago (and about 38% a year ago).

An additional factor impacting earnings comparisons is the decline in pension credits that we have previously discussed. Pension credits for the year will approximate $1.0 to $2.0 million, in line with prior estimates, but a $22.0 million decline from fiscal 2002 due to the ongoing impact of lower interest rates and low market returns in recent years

Another item impacting year-to-year variations is the $5.6 million reduction in the accrual for municipal and state utility taxes recorded in the fiscal third quarter. This adjustment is in addition to a $4.1 million reduction recorded in the fiscal first quarter. The over-accruals resulted primarily from the effect of higher uncollectibles on the tax liabilities, which are paid based upon cash receipts.

    Turning now to our power generation business, operating income increased by $1.5 million in the quarter and $4.7 million fiscal year-to-date due to equity investment income from the Southeast Chicago Energy Plant, which began commercial operations last July.

    In the Midstream segment, operating income declined from $2.8 million last year to a loss of $0.8 million this quarter due to a combination of lower wholesale marketing results as well as income in the year-ago period associated with the termination of our equity investment in enovate. Year-to-date results were up slightly to $9.8 million. Quarter to quarter variations in this business can be significant depending on the timing of transactions and level of gas prices. Overall, this business remains on track to meet our targeted operating income for fiscal 2003 of $13.0 to $14.0 million.

    In the Retail Energy Services segment, operating income was up $400,000 for the quarter and $3.4 million fiscal year-to-date, as this business continues to successfully grow. As of June 30, its customer count is up nearly 60% from a year ago, while gross margin is up 50%, and operating expenses are up only about 11% on a fiscal year-to-date basis.

    In our oil and gas production business, operating income was up $6.1 million for the quarter and $9.9 million year-to-date compared to last year due to strong gas prices and sharply higher production.

As of June 30, 2003 the company had in place hedges covering about 75% of our anticipated gas production for the remainder of fiscal 2003. Of the hedges in place, approximately 55% are swaps at an average price of $3.50 per MMbtu. The remainder are collars with a weighted average floor price of $3.85 per MMbtu and a weighted average ceiling price of $4.80 per MMbtu.

As of June 30, 2003 the company had in place hedges covering about 60% of estimated fiscal 2004 production, assuming 10% growth over fiscal 2003 production. Of the hedges in place, approximately 60% are swaps at an average price of $3.56 per MMbtu. The remainder are collars with a weighted average floor price of $3.71 per MMbtu and a weighted average ceiling price of $5.79 per MMbtu.

Results from our equity investment in EnerVest continued to show operating improvement and are up $1.8 million for the year-to-date period. The Company and its partners continue to review alternatives as to how to maximize the value of this investment.
    Corporate expenses increased $2.4 million in the third quarter versus last year due to a $3.4 million or $.06 per share impact of a higher Peoples Energy stock price on equity compensation expenses related to stock appreciation rights. On a fiscal year-to-date basis, corporate expenses declined $3.3 million compared to a year ago mainly due to lower compensation expenses and a continued focus on reducing corporate costs.

Other income and deductions declined $4.9 million on a year-to-date basis compared to the same period last year, with most of the decline due to a reduction in interest income and a previous period gain on the sale of utility property.

Interest expense declined $1.6 million for the quarter and $6.2 million year-to-date due to lower interest rates and lower average debt outstanding.

Bottom line results for the quarter and fiscal year-to-date were also negatively impacted by $1.0 million and $2.4 million, respectively due to the elimination of Section 29 tax credits effective December 31, 2002.

Turning to our balance sheet, total debt to total debt plus equity was 51% at June 30, versus 54% at this point a year ago. This improvement reflects strong cash flows and a $75 million increase in common equity over 6/30/02 levels.

With 9 months behind us, we continue to estimate that earnings per share for fiscal 2003 will be in the range of $2.85 to $2.95 per share.

In terms of fiscal 2004, we have scheduled Company meetings in New York and Boston for mid-September where we will communicate more detail on our outlook for the upcoming fiscal year.

This concludes my comments, and I'll turn it back to Tom for a wrap-up.

Tom Patrick: Thanks, Tom. At the end of second quarter, I expressed our confidence in the prospects for fiscal 2003 and our ability to deliver year over year earnings growth. Despite a number of earnings challenges in the Gas Distribution business, we remain on track to post gains in earnings per share and cash flow over fiscal 2002. Our diversified energy businesses will make significantly higher contributions to overall results. Our balance sheet and credit ratios continue to strengthen and our dividend remains very attractive.

At this point, we'll open the call for questions.

Operator: At this time I would like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad.

We'll pause for just a moment to compile the Q&A roster.

Your first question comes from David Maccarrone with Goldman Sachs.

David Maccarrone: Good morning.

Thomas Patrick: Hello, David.

David Maccarrone: Hi.

I wanted to ask you a question on the pension issue. I believe your measurement dates were June 30th for the next fiscal year, and I was wondering if you could walk through with us the performance of the plan over the prior year?

And also, to the extent possible, comment on your assumptions, given that your assumptions were a little bit above the peers, maybe more aggressive than the peers, and what the sensitivities are to changes in those assumptions as we look forward to Fiscal '04 and the potential impact of maybe now pension expense on the company.

Tom Nardi: Okay, David, this is Tom Nardi. Let me take that question.

For the measurement year, our overall return for the plan was right around a little bit north of 5%. We've previously communicated general guidance for how we saw Fiscal 2004 pension expense, and I think we communicated a range of $6 to $11 million. And that was based on a reduction in the discount rate -- a sizable reduction in the discount rate -- and a - I think we had left alone our return on asset assumption.

Our more current updated look at that would show that we would be at the high end of that range -- high end of that $6 to $11 million range for next year. And that reflects a sizable adjustment in the discount rate down to the 6.25, 6.5% range, and probably a modest reduction in the return on asset assumption.

The pension plan remains well funded. Assets at June 30th exceeded liabilities by about $90 million, and we don't expect any cash contributions in Fiscal '04.

David Maccarrone: Okay, that's very helpful.

And on the production side, you'd indicated you're hedged assuming 10% growth in Fiscal '04. Does that - how much of that is acquisition versus organic growth?

Tom Nardi: That's really just kind of an overall assumption for expected or estimated 2004 production, David. It's not really that precisely defined.

David Maccarrone: Okay, that's it. Thanks very much.

Tom Nardi: Okay.

Operator: Your next question comes from Donato Eassey with Royalist Research.

Donato Eassey: Good morning.

Thomas Patrick: Hello, Donato.

Donato Eassey: Your team is working very well. Congratulations on a good quarter.

Thomas Patrick: Thank you.

Donato Eassey: Tom, basically I'd like to know a little bit more about, you know, the weather hedge or insurance for next year, and any other steps that you can do. Obviously this year was very accommodating in terms of weather, and clearly the LDC is going to be the primary driver for '04. And I was wondering, what steps are you looking at not only at the LDC but each individual segment to help, you know, cushion any weather drawback for next year and still show, you know, nice earnings trend for '04?

Thanks.

Thomas Patrick: Okay. Well, let me address the thing that I can definitely talk about here first, and that's the weather hedge. We have had the same insurance contract in effect for the last four years and it has one additional year to run. So we'll have the same level of protection that we've had in place, and basically that covers us for a season in which our cumulative degree days fall below 6,000. And roughly that translates to somewhere - something like 6 to 8% warmer than normal. Below that, we have that level of protection.

The - in terms of, you know, what we're looking forward to for '04, we're really planning to discuss that in our meetings in September. We haven't provided any additional information on that as of yet, Donato.

Donato Eassey: Fair enough. Thanks, and continued success going forward here.

Operator: Your next question comes from Craig Shere with Standard & Poors.

Craig Shere: Hi.

Picking up a little on the questions regarding the utility, you mentioned that you thought that debt was mitigated by your hedges that reduced the cost to rate payers. I was wondering if you could just comment about what hedges you may have in place for the utilities side for the rate payers in '04?

And also, I just wanted to clarify - in response to David's question you said you expected $6 to $11 million in pension income for Fiscal '04, was it?

(Unknown): That's correct.

Craig Shere: Okay.

Thomas Patrick: Six to $11 million of pension expense.

Thomas Patrick: [Unintelligible] income. Right, it's expense.

Craig Shere: Expense?

Thomas Patrick: Yes, not a credit.

Craig Shere: Okay, great.

Thomas Patrick: On the hedging, just to put it in raw numbers, for our program this past year we hedged for the two utilities a total of about 65 Bcf. We're about a third of the way there so far this year. As in the past, what we do is just average in these hedges across the season. We've been trying to look at some other more innovative ways to bring down prices. We're investigating long-term contracts that we might be able to obtain at a fixed price that would be somewhat below current market, and really have nothing to report in terms of that at this point. But that's one of the other avenues we're looking at. Obviously the hedges this year are higher than those last year, but our approach of averaging - dollar cost averaging, if you want to call it that, is helping some because prices have been coming down recently.

Craig Shere: Thank you.

Operator: Your next question comes from (David Grumhaus) with Copia Capital.

(David Grumhaus): Good morning, guys.

Thomas Patrick: Hi, David.

David Grumhaus: I have two questions for you.

One, can you talk a little bit about these municipal and state utility tax accruals that you've had in the - realized in the first two quarters? What's - a little bit more detail on what's generating that and how you expect those to play out, I guess, in the next quarter - in the Fourth Quarter?

And then secondly, on your Midstream services businesses - business, obviously that lost money this quarter. It looks like you're still projecting to generate, though, $3 to $4 million next quarter, and what's going to drive that?

Thomas Patrick: Okay. Why don't I take the Midstream first and then I'll hand it off to Tom to talk about the tax accrual.

The Midstream - yes, we are still on track to deliver what our expectation had been. The quarter-to-quarter comparisons here sometimes are difficult just because the business can be lumpy in the way that it occurs. Last year, in particular, we did have some non-recurring income that was associated with the wind down of the Enovate partnership with Enron subsequent to our acquisition of - we bought them out.

In the current period we also had some expenses that are associated with services that we're going to be providing later this year, mostly in the winter. We have acquired contractual assets to provide storage and transportation services here in the region, and we've begun paying demand charges associated with those.

So it's those kinds of, you know, items that just are hitting in the particular quarter.

Now, Tom, if you want to talk about the taxes?

Tom Nardi: Yes. David, there's two utility revenue taxes, broadly speaking. The municipal tax is paid to the city of Chicago. That's 8% of revenues. That totals about $70 million in Fiscal 2002. And then the state utility tax is the lower of 5% or 2.4 cents a therm, and that tax is a little smaller. It was about $29 million in Fiscal 2002.

We accrue these taxes based on revenues, with some expectation for bad debt. However, these taxes get paid based on the actual cash receipts from customers. And with the sizable adjustments that we made to bad debt, the $8.5 million several years ago, $17 million last year, we talked about a $3.2 million adjustment in the First Quarter. We realize that we should be further adjusting these accruals with higher bad debt expense, and in short, we won't be getting that cash and we won't owe the taxes.

So that's the lion's share of the reason for the First Quarter adjustment. And the adjustment this quarter really was based on a continued look at the accrual - more detailed look at the accrual and expectation that this same phenomenon has built up over many years.

David Grumhaus: And will you see it again in the Fourth Quarter, or are you caught up?

Tom Nardi: No. I mean, we hope to have this figured out now and that we will adjust our accruals for an expectation of cash receipts. But it is something we will look at on an ongoing basis.

David Grumhaus: Okay, thanks.

Operator: Your next question comes from (Devin Giogagen) with Zimmer Lucas.

Devin Geoghegan: Hi, thanks for the time today.

Thomas Patrick: You're welcome.

Devin Geoghegan: I just want to ask a quick question. You mentioned pension expense may be around $11 million next year. Can you just tell me what you project it to be for Fiscal Year '03, just for a comparison?

Tom Nardi: Fiscal Year '03 is expected to be a $1 to $2 million credit.

Devin Geoghegan: Okay, great. Thank you so much.

Tom Nardi: You're welcome.

Operator: I would like to remind everyone, in order to ask a question, you may press star then the number 1 on your telephone keypad.

And you have a follow-up question from David Maccarrone with Goldman Sachs.

David Maccarrone: I wanted to follow up on the PGA, and if you could walk through when some of the procedural schedules are? When do you expect to resolve this?

Thomas Patrick: David, as of now, the testimony of the staff and interveners is due, I believe, on August 4th -- anyway, early in August. And the - beyond that, because of the delays that have taken place in submitting testimony, the schedule has been suspended because other dates would need to be settled upon anew.

Bottom line, though, is that if we proceed along the, you know, amounts of time that have generally been spaced for testimony back and forth and a hearing examiner's review of the evidence and then final review by the commission, we're looking at sometime probably around this time next year, or certainly in the - in our Third Quarter before we get a decision out of the commission.

David Maccarrone: For the 2001?

Thomas Patrick: This is for 2001, yes.

David Maccarrone: And what about the 2002 and 2003? What...

Thomas Patrick: 2002 - basically the whole proceeding was suspended pending completing 2001.

David Maccarrone: Okay.

Thomas Patrick: And I shouldn't say pending completing 2001, but at least they wanted to wait until any kind of positions had been established in 2001 before proceeding with that case.

David Maccarrone: Okay.

And a separate issue. Looking forward to the winter of '03/'04, I was wondering if you could talk about expectations for bad debt expense, given the likely rise in gas costs? Can you talk a little bit about what your price was over the course of the '02/'03 winter and what you're starting to hedge now going into this winter? And based on the futures prices, if they were to hold, what sort of change in bad debt expense might be realized, assuming a similar ratio is the case this year?

Thomas Patrick: Well, just speaking in terms of the hedges themselves, you know, we're certainly looking at hedges this year that are at a higher price range. It's pretty difficult to speculate about where costs and prices will finally end up because things are so weather-sensitive. As you know, prices have been coming down this summer. I think in part that's because certainly here in Chicago, and I guess generally in the Northeast, it's been a fairly mild year. We've only had a handful of what are considered hot days here.

And similarly, there'll be the question of what happens going into the winter. You have to remember, the lion's share of our gas supply is not purchased in a hedge program because it's variable in terms of what the demand may be on a given day, as well as across the entire year.

So, you know, with all those caveats, David, obviously the amount that we are hedging this year so far is probably running more than a dollar -- something higher than a dollar above the hedge prices that we had obtained last year. So if you multiplied that times our Bcf of hedge program purchases, which, as I told you, tend to run around the mid to high 60 Bcf range, that would give you a sense of, you know - an addition of $60, $70 million. But that's very, very, you know - I would just say very speculative. As I said before, just too many variables at this point.

David Maccarrone: What additional measures can you take to reduce bad debt expense, just given the logic that most businesses won't continually sell to people that are not good credit, but you guys are in a different situation?

Thomas Patrick: Well, you know, we're - as I said in my earlier remarks, we're addressing this on a host of fronts, not only with things that we have done but also things that we have in the works. This year, for example, we reworked our logistics so that we accelerated what you might call early season cutoffs. In the first 16 weeks since the moratorium on cutoffs ended, we've terminated about 50,000 customers, and so those folks are certainly not accumulating more bad debt. In fact, only 26,000 of those are still off so it prompted a sizable number to come back in and pay. And we have 18 more weeks to go before the moratorium kicks in, so we'll have ample opportunity to make sure that we have as many folks off as is necessary who will not pay.

We have found that our credit reporting, which we began doing last winter, is working. It is prompting a lot of calls, so it's clearly been noticed and it's having an impact on customers. As we go into the winter, we're implementing credit scoring for applications so that we will have a better reading on what to insist upon, for example, as a deposit for people seeking service.

And we're - so we're proceeding on a variety of fronts here, both in terms of what we've done so far and what we're doing prospectively. We also have pending - let me mention one other thing. We have pending with the ICC some proposals that we and other utilities in the state are taking forward to modify the rules regarding granting service and terminating service, to try to hone in more on the fact that, you know, while we want to protect customers who cannot pay their bill, we do not want to protect customers who won't pay.

David Maccarrone: Now, the 24,000 net customers that - you know, that were turned off but came back on, what additional measures do you require of them? Obviously other than paying the previous bill, are you requiring some sort of bond so they don't become repeat bad debt customers?

Thomas Patrick: We...

David Maccarrone: Or is that not permitted?

Thomas Patrick: You know, we do what we can within the rules. Obviously if we get a full payment of all past arrearages, we're generally pretty pleased with that. We are able to also require what I would consider to be a modest deposit.

Tom Nardi: David, we are being more aggressive on deposits. And at June 30th this year versus last year, our deposits are about $25 million. Last year they were about $6 million. So we are stepping up efforts to get more deposits from customers.

David Maccarrone: And what specific proposals are you talking about in terms of the granting and termination of service? And how likely do you think those proposals are to be implemented?

Thomas Patrick: Well, we're still in the stage of discussing these. There's not a docketed proceeding yet. So as a practical matter, I would have to say that what's going to come out of this process is not going to be in effect for the coming winter. And, you know - so it would probably be better for me not to bother trying to list them for you now. There are about six different provisions that we're asking to have changed.

David Maccarrone: Okay, thanks very much.

Operator: At this time there are no further questions. Mr. Patrick, are there any closing remarks?

Thomas Patrick: No, I just want to thank everyone for joining us today. I hope this has been of help to you, and I look forward to talking about Fiscal '04 when we see most of you in September.

Operator: Thank you for participating in today's Peoples Energy Third Quarter Earnings Conference Call. This call will be available for replay beginning at 1 o'clock pm Eastern time today through 11:59 pm Eastern time on Wednesday, July 30, 2003. The conference ID number for the replay is 984608.

Again, the conference ID number for the replay is 984608.

The number to dial for the replay is 1-800-642-1687 or 706-645-9291.

This concludes today's Peoples teleconference. You may now disconnect.